UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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HAWKINS, INC.
(Name of Registrant as Specified in its Charter)
__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 2, 2018
To our Shareholders:
The Annual Meeting of Shareholders of Hawkins, Inc. will be held on Thursday, August 2, 2018, at 8:00 a.m., Central Time. The meeting will be a completely virtual meeting. We have adopted a virtual shareholder meeting format using technology designed to increase shareholder access. In addition to on-line attendance, shareholders will have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote on-line during the open poll portion of the meeting, and listen to live responses to shareholder questions immediately following the formal meeting.

You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/HWKN.

The meeting will be held for the following purposes:
1. To elect eight directors.
2. To approve an amendment to the company’s Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 250,000 shares.
3. To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement, or a “say-on-pay” vote.
4. To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on June 8, 2018 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, Secretary
Dated: June 29, 2018
IMPORTANT: To assure the necessary representation at the Annual Meeting, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote by attending the virtual shareholder meeting through the website identified above.

PROXY STATEMENT
HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
June 29, 2018
The following proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, August 2, 2018. The meeting will be a completely virtual meeting. We have adopted a virtual shareholder meeting format using technology designed to increase shareholder access. In addition to on-line attendance, shareholders will have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote on-line during the open poll portion of the meeting, and listen to live responses to shareholder questions immediately following the formal meeting. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/HWKN.
Our 2018 Annual Meeting will be held completely online to enable greater participation and efficiency for shareholders and the company. Shareholders will need the 16-digit control number included on the proxy card or in the instructions that accompanied the proxy materials to enter the online Annual Meeting and to vote their shares at the meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure you are logged in when the meeting starts. Distribution of proxy materials to shareholders for the Annual Meeting began on or about June 29, 2018.
SOLICITATION
The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.
REVOCATION AND VOTING OF PROXY
Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in such proxy, unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by (1) delivering a written notice expressly revoking the proxy to our Secretary at our principal executive offices, (2) signing and forwarding to us at our principal executive offices a later dated proxy, or (3) attending the Annual Meeting via the Internet and voting during the meeting.
If you indicate on your proxy that you wish to abstain from voting, and you hold your shares in street name or your broker records abstentions, your shares will be considered present and entitled to vote at the Annual Meeting. Such shares will also count toward determining whether or not a quorum is present for the Annual Meeting. A majority of the outstanding shares of our common stock present at the meeting and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If a shareholder (including a broker) does not give authority to a proxy to vote, or withholds authority to vote on a certain proposal, then the shareholder’s shares will not be considered present or entitled to vote on that proposal.
If you hold your shares in street name and do not provide voting instructions to your broker, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the election of directors, approval of an equity compensation plan, including the proposed amendment to the Hawkins, Inc. Employee Stock Purchase Plan, or an advisory vote on executive compensation. These rules apply to us even though the shares of our common stock are listed on the Nasdaq Global Select Market. If a broker votes shares for which its customers have not provided voting instructions for or against a “routine” proposal, then those shares are counted for the purpose of establishing a quorum at the Annual Meeting and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” will occur and those shares will be counted for the purpose of establishing a quorum at the Annual Meeting, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to in this proxy statement. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.
OUTSTANDING SHARES AND VOTING RIGHTS
At the close of business on June 8, 2018, the record date, there were 10,691,272 shares of our common stock, par value $0.05 per share, outstanding. The common stock is our only outstanding class of capital stock. Holders of common stock are entitled to one vote for each share held on the record date with respect to all matters that may be brought before the meeting. There is no cumulative voting for directors.
VOTES REQUIRED
Proposal One - Election of Directors. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of “for” votes are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the voting for the election of directors.

Proposal Two - Approval of Amendment to Employee Stock Purchase Plan. The affirmative vote of the holders of a majority of the outstanding shares of our common stock present at the Annual Meeting and entitled to vote on this proposal is required for approval of this proposal. Accordingly, abstentions and broker non-vote will have the same effect as votes cast “against” this proposal.

Proposal Three - Advisory Vote to Approve Executive Compensation. We will consider our shareholders to have approved our executive compensation if the number of votes cast “for” this proposal exceeds the number of votes cast “against” this proposal. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the outcome of this proposal.

PROPOSAL ONE — ELECTION OF DIRECTORS
The Board has fixed at eight the number of directors to be elected to our Board of Directors at the Annual Meeting. Our By-Laws provide for a Board of not fewer than three and not more than eleven directors. Our Board currently consists of nine directors, but the Board has approved by resolution a reduction in its size to eight directors upon the expiration of the term of Darryl I. Skaar, who is retiring from the Board and not standing for re-election. His present term as director will expire at the Annual Meeting.
Our Board of Directors has nominated James A. Faulconbridge, Patrick H. Hawkins, Duane M. Jergenson, John S. McKeon, Mary J. Schumacher, Daniel J. Stauber, James T. Thompson and Jeffrey L. Wright for election to the Board, each to hold office for the ensuing year and until his/her successor is duly elected and qualified.
Executed and delivered proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not now expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.
OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.
Information About Our Directors
Our directors have served as our directors continuously since the years indicated below. The following information, including the principal occupation or employment of each director nominee, has been furnished to us by the respective director nominees.
There are no family relationships among any of our directors, executive officers, or director nominees.
On December 23, 2015, we entered into an employment agreement with Mr. Stauber pursuant to which he is to serve as a member of our Board of Directors through December 23, 2018, subject to the approval of the Board of Directors and the standard policies and procedures for such Board service or removal from the Board. Mr. Stauber has been re-nominated for another one-year term and we expect that he will continue to serve on the Board even after the expiration of his employment agreement. Other than the foregoing, there are no arrangements or understandings between any director nominee and any other person pursuant to which a director nominee was selected as a director or a director nominee.
Each director nominee brings unique capabilities to our Board of Directors. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, manufacturing, finance, strategic planning and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment and a commitment to representing the long-term interests of our shareholders. The following is information as to why each nominee should serve as a director of our company:
John S. McKeon, age 73, has been a member of our Board since 1984 and Chairman of the Board since 2005. Mr. McKeon served as President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group from 2003 to 2005; President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc.) from 1993 to 2003; President of McKeon Associates, Inc. (corporate finance consulting) from 1991 to 1993; and, Vice President of Northstar Industries, Inc. from 1976 to 1990. His extensive experience in management, manufacturing and corporate finance, along with his knowledge of our company and our business, is valuable in formulating and executing our business plans and growth strategies.
Patrick H. Hawkins, age 47, has been our Chief Executive Officer since 2011. Mr. Hawkins has been with the company since 1992 having served as President since 2010; Business Director - Food and Pharmaceuticals from 2009 to 2010; Business Manager - Food and Co-Extrusion Products from 2007 to 2009; Sales Representative - Food Ingredients from 2002 to 2009; and, various other positions with the company from 1992 to 2002. His vast experience with our company has given him an intimate knowledge of our company and its business and a deep passion for our continued success.
James A. Faulconbridge, age 50, has been a member of our Board since 2006. Mr. Faulconbridge has been President of Karges-Faulconbridge, Inc. since 2006, an engineering and technical services firm that services a broad variety of industries, including the ethanol industry. His background provides the company with technical expertise and insight into ethanol and other industries we serve.
Duane M. Jergenson, age 71, has been a member of our Board since 1996. Mr. Jergenson served as Vice President of Operations of Taylor Corporation from 1985 to 1999 and held various other positions with Taylor Corporation from 1966 to 1985. His operations management experience with Taylor Corporation, one of the largest privately held companies in the United States, provides valuable perspective and insight as our company seeks and implements growth opportunities.

Mary J. Schumacher, age 61, has been a member of our Board since 2012. Ms. Schumacher served as Chief Operating Officer of Twin Cities Habitat for Humanity from 2010 to 2016; Senior Vice President and General Manager at Andersen Corporation from 2008 to 2010 and Senior Vice President, Research, Technology, Quality and Engineering from 2003 to 2008; various positions at Ecolab Inc. from 1992 to 2003; and, various positions at The Pillsbury Company from 1979 to 1992. Ms. Schumacher holds a bachelor’s degree in chemical engineering from the University of Minnesota, and has extensive knowledge of the chemical industry and valuable experience in research and development, quality and business development.
Daniel J. Stauber, age 56, has been a member of our Board since 2016. Mr. Stauber was named Vice President of our Health and Nutrition Group and President of Stauber Performance Ingredients, Inc, (“Stauber”), a wholly owned subsidiary of the company, in February 2018 and prior to that had served as Chief Brand Officer for Stauber since our acquisition of Stauber in December 2015; Chief Executive Officer of Stauber from 1998 until its acquisition in December 2015; President from 1994 to 1998 and various other positions with Stauber from 1984 to 1994. His extensive knowledge of the health and nutrition industry is valuable in formulating and executing our business plans and growth strategies for this new segment of our business.
James T. Thompson, age 67, has been a member of our Board since 2009 and has been a board member of Sims Metal Management since 2009. Mr. Thompson served as Executive Vice President - Commercial of The Mosaic Company from 2004 to 2007, and held various positions at Cargill, Inc. from 1974 to 2004, most recently as President of Cargill Steel from 1996 to 2004. His experience with major manufacturing and commodity companies is valuable to us in our commodity chemicals business.
Jeffrey L. Wright, age 55, has been a member of our Board since 2009. Mr. Wright served as Chief Financial Officer of G&K Services from 1999 to 2014, Executive Vice President and Director from 2009 to 2014, Senior Vice President from 2004 to 2009, and Treasurer and Secretary from 1999 to 2003; Treasurer at BMC Industries, Inc. from 1998 to 1999 and Controller from 1996 to 1998; various positions at Employee Benefit Plans, Inc. from 1993 to 1996; and was employed by Arthur Andersen & Co. from 1984 to 1993. His extensive public company finance and audit experience provides us with valuable financial and accounting experience as well as public company board experience.
Director Independence
Our Board of Directors has determined that, of the director nominees, each of Messrs. Faulconbridge, Jergenson, McKeon, Thompson and Wright, and Ms. Schumacher, are “independent directors” as that term is defined under the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). Accordingly, a majority of our directors is independent.
CORPORATE GOVERNANCE
Meetings of the Board of Directors
Our Board of Directors held six meetings during the fiscal year ended April 1, 2018, hereinafter referred to as “fiscal 2018.” All directors attended at least 75% of the meetings of our Board and the committees on which they served. All active directors attended our Annual Meeting of Shareholders in 2017. Our Board encourages, but does not require, director attendance at annual meetings of shareholders.
Leadership Structure of the Board of Directors
Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the company to make that determination based on the position and direction of the company and the membership of the Board. The positions of Chief Executive Officer and Chairman of the Board are not currently held by the same person. This structure allows us to more fully utilize the skills of Mr. McKeon and ensures a greater active participation of the directors in setting agendas and establishing Board priorities and procedures.
Audit Committee
The Audit Committee, which consists of Jeffrey L. Wright (Chair), James A. Faulconbridge and Mary J. Schumacher, is responsible for, among other things: selecting and appointing our independent auditors and meeting with the independent auditors and financial management to review the scope of the audit and the audit procedures; providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, systems of internal controls regarding financial matters, and compliance; and, reviewing annually the responsibilities of the Audit Committee and recommending to our Board of Directors any changes to these responsibilities. The Audit Committee held four meetings during fiscal 2018.

Our Board of Directors has determined that all members of the Audit Committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and “Independent Directors” as that term is defined under the applicable listing standards of Nasdaq. Our Board has determined that Messrs. Wright and Faulconbridge, and Ms. Schumacher, are “audit committee financial experts,” as the term is defined by regulations promulgated by the Securities and Exchange Commission (SEC).
The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Compensation Committee
The Compensation Committee, which consists of James T. Thompson (Chair), Duane M. Jergenson, Mary J. Schumacher, and Jeffrey L. Wright, is responsible for establishing compensation policies for our company and for reviewing and setting compensation for our executive officers. The Compensation Committee held four meetings during fiscal 2018.
Our Board of Directors has determined that all members of the Compensation Committee are “independent directors” as that term is defined under the applicable listing standards of Nasdaq and “non-employee directors” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934.
The Compensation Committee retained independent compensation consultant McLagan to provide the Compensation Committee with independent advice regarding industry practices for fiscal 2018. No member of the Board of Directors or any executive officer has any affiliation with McLagan. McLagan provides no other services to the company, and reports directly to the chair of the Compensation Committee. The Compensation Committee has assessed the independence of McLagan in accordance with SEC and Nasdaq rules and regulations and has concluded that no conflict of interest exists that will prevent them from being independent consultants to the Compensation Committee. McLagan advised the Compensation Committee on the principal aspects of our executive compensation components and best practices in executive compensation and provided market information and analysis regarding the competitiveness of levels and components of total compensation for the company’s named executive officers for fiscal 2018. In determining the competitiveness of such compensation, the Compensation Committee reviewed survey data. The company does not benchmark its compensation. The Compensation Committee reviews and considers the information provided by McLagan to understand current compensation practices, levels and structures and to inform its compensation decisions, but not to establish specific compensation parameters based on such data.
The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer, but the Chief Executive Officer is not present during voting or deliberations relating to his own compensation. Additional information on the role of the compensation consultants and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.
The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Governance and Nominating Committee
The Governance and Nominating Committee, which consists of James A. Faulconbridge (Chair), John S. McKeon, James T. Thompson and Jeffrey L. Wright, is responsible for identifying individuals qualified to become directors and recommending nominees to our Board of Directors for election at annual meetings of shareholders and to fill vacancies, monitoring developments in director compensation and, as appropriate, developing and recommending to our Board corporate governance principles applicable to us and overseeing public policy matters and compliance with our Code of Conduct. The Governance and Nominating Committee held four meetings during fiscal 2018. The Governance and Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board that the director nominees included in this Proxy Statement be submitted to the shareholders for election at the Annual Meeting.
The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Nominating Process
In order to maintain flexibility in its consideration of candidates, our Board of Directors does not have a formal policy regarding the consideration of any director candidates recommended by shareholders. However, the Governance and Nominating Committee would consider for possible nomination qualified nominees recommended by shareholders in compliance with our By-Laws. To make a director nomination, a shareholder should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, a completed director nominee questionnaire (available from our Secretary upon request) and the other information required by our By-Laws, to our Secretary no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and evidence that the person submitting the nomination is a shareholder of the company. The Governance and Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) based on financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our company, “independence” for purposes of compliance with Internal Revenue Service and SEC rules and Nasdaq listing standards, and willingness, ability and availability for service. The company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the company’s businesses.
Risk Oversight
The company’s management is responsible for identifying the various risks facing the company, formulating risk management policies and procedures, and managing the company’s risk exposures on a day-to-day basis. The Board of Directors is responsible for monitoring the company’s risk management processes by informing itself concerning the company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for identifying or managing the company’s various risks. The Audit Committee is primarily responsible for monitoring management’s responsibility in the area of financial risk oversight, and financial risk management is a factor the Board and its Governance and Nominating Committee consider when determining which directors serve on the Audit Committee. Accordingly, management has reported to the Board and its Audit Committee on various risk management matters during fiscal 2018. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the Board focus on the material risks facing the company, including operational, market, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. The Board believes this allocation of responsibility provides an effective and efficient approach for addressing risk management.
Communications with Directors
Shareholders can contact the full Board of Directors, the independent directors as a group or any of the individual directors by writing to our Secretary at 2381 Rosegate, Roseville, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has (i) reviewed and discussed our audited financial statements for fiscal 2018 with both our management and KPMG LLP (“KPMG”); (ii) discussed with KPMG the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards regarding communications with audit committees; (iii) received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence; and (iv) considered whether the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG.
Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2018 for filing with the SEC.
Jeffrey L. Wright (Chair)         James A. Faulconbridge         Mary J. Schumacher Daryl I. Skaar (1)
Audit Committee of the Board of Directors
(1) Mr. Skaar is retiring from the Board. His present term as director and membership on the Audit Committee will expire at the Annual Meeting.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The following table shows the aggregate fees charged to us by our independent registered public accounting firm, KPMG LLP, for services rendered during fiscal 2018 and fiscal 2017. The Audit Committee pre-approved all of the services described below.

Description of Fees	Fiscal 2018 Amount	Fiscal 2017 Amount
Audit fees	$597,500	$536,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	3,780	—
Total	$601,280	$536,500
The Audit Committee’s current practice on pre-approval of services performed by our independent registered public accounting firm is to approve annually all audit services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence. As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. The Audit Committee has delegated to its chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chair must be reported to the Audit Committee.
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis
The following discussion and analysis describes our compensation objectives and policies and the compensation awarded to the following executive officers (our “named executive officers”) during fiscal 2018:

•	Patrick H. Hawkins, Chief Executive Officer and President;

•	Jeffrey P. Oldenkamp, Vice President, Chief Financial Officer and Treasurer;

•	Richard G. Erstad, Vice President, General Counsel and Secretary;

•	Thomas J. Keller, Vice President - Water Treatment Group; and

•	John R. Sevenich, Vice President - Industrial Group.
In addition, two former executives were also determined to be named executive officers for fiscal 2018, as noted below:

•	Kathleen P. Pepski, former Vice President, Chief Financial Officer and Treasurer. Ms. Pepski retired from all positions with our company in June 2017.

•	Olivier A. Guiot, former Vice President - Health and Nutrition Group. Mr. Guiot’s employment with the company terminated in February 2018.

Overview
Our executive compensation program is designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on company, business unit and individual performance to align the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the company. Our executive compensation program currently includes a mix of elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. Our performance-based variable compensation consists of a short-term component that provides incentives relative to superior current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business objectives with the interests of our shareholders. During fiscal 2018, our compensation committee made no significant changes to its executive compensation policies or to the structure of our executive compensation program, having taken into account, among other things, the fact that the holders of over 95% of the shares voted at our 2017 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.
Because our adjusted income before income taxes did not reach the threshold level for fiscal 2018, no payout was made to our executives under the corporate performance measure of our annual non-equity incentive compensation arrangement, and no shares of restricted stock were issued in settlement of the performance-based restricted stock units granted for fiscal 2018, each as described below. The corporate performance measure for fiscal 2018 for purposes of both the non-equity and equity-based incentive arrangements was adjusted income before income taxes.
Gross profit for our Health and Nutrition segment was $20.9 million for fiscal 2018, as compared to $23.2 million for fiscal 2017. Gross profit for our Water Treatment segment was $36.3 million for fiscal 2018, as compared to $36.0 million for fiscal 2017. Gross profit for our Industrial segment was $29.6 million for fiscal 2018, as compared to $38.9 million for fiscal 2017. The Compensation Committee utilized an operational measure of business unit profitability, which includes gross profit as a component of that profitability measure, as the performance measure for the business unit performance portion of the non-equity incentive compensation arrangement. The actual performance against that operating measure was below target for each of the Health and Nutrition, Water Treatment and Industrial segments. Because our Vice President - Health and Nutrition Group departed our company in February 2018, he was not eligible for a payout under the business unit performance measure of our annual non-equity incentive compensation arrangement, and would not have received a payout regardless because actual performance was below the threshold performance. Our Vice President - Water Treatment Group and Vice President - Industrial Group both received a below-target payout under the business unit performance measures of our annual non-equity incentive compensation arrangement.
Determining Executive Compensation for Fiscal 2018
Our executive compensation program for the last fiscal year consisted of the following elements:

•	base salary,

•	annual non-equity incentive compensation,

•	annual equity awards,

•	contributions to long-term benefit plans, and

•	other benefits.
The Compensation Committee does not benchmark the total compensation or any element of compensation for our executives. It also does not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor does it target a specific amount or relative weight for any component of compensation. Rather, the Compensation Committee members reviewed and considered broad-based third-party survey data to understand current compensation practices, levels and structures and thereby inform its compensation decisions, but not to establish specific compensation parameters based on such data. The data was collected by independent compensation consultant McLagan, a compensation consulting firm, which also provided the Compensation Committee with independent advice on industry practices. McLagan provided no other services to the company in fiscal 2018. The Compensation Committee did not use the information provided to it by McLagan in a formulaic manner, but instead used the information to inform its judgment regarding the appropriate levels and components of total compensation for the company’s executive officers. The Compensation Committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.
The Compensation Committee viewed the information provided by McLagan as one of a number of tools available to the Committee in assessing executive compensation. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in some of the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee.
Elements of Executive Officer Compensation
Base Salary
We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. The Compensation Committee annually reviews, and adjusts as appropriate, base salaries for our executive officers. In June 2017, the Compensation Committee approved increases in the base salaries of the named executive officers of approximately 1 - 3% based on its evaluation of the competitive information available to it. The base salaries paid to our executive officers during the last three completed fiscal years are listed in the Summary Compensation Table below.
Annual Non-Equity Incentive Compensation
Annual non-equity incentive compensation is a key component of our executive compensation strategy. The purpose of annual incentive compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. For fiscal 2018, we agreed to pay Mr. Oldenkamp’s non-equity incentive compensation at least at target levels as part of the terms of his hire. Our executive officers do not have a contractual right to receive a fixed incentive compensation payment for any fiscal year.
Our non-equity incentive arrangement (described below) provides for no payout to executive officers unless a specified portion of the target is achieved and allows for a significantly increased payout if the target is exceeded. The cash incentive payments are determined and paid following the completion of our annual audit.
For fiscal 2018, the Compensation Committee designated financial performance goals, including a corporate pre-tax income performance measure and, for each executive in charge of a business unit, an operational measure of business unit profitability, as well as individual objectives for determining whether a cash incentive payment would be paid under the arrangement and in what amount.
The annual cash incentive payment opportunities for our named executive officers were based on the following percentages of base salary for fiscal 2018:

Position	Threshold Annual Cash Incentive Payment	Target Annual Cash Incentive Payment	Maximum Annual Cash Incentive Payment
Chief Executive Officer	37.5%	75%	150%
Chief Financial Officer	25%	50%	100%
General Counsel	20%	40%	80%
Vice President - Health and Nutrition Group	20%	40%	80%
Vice President - Water Treatment Group	20%	40%	80%
Vice President - Industrial Group	20%	40%	80%
The Compensation Committee established the payment opportunities for each of the executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the company’s performance. The Compensation Committee established a higher percentage payment opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of long-term strategic direction for the entire company.
The Compensation Committee determined that 80% of the annual cash incentive payment opportunities for our Chief Executive Officer, Chief Financial Officer and General Counsel for fiscal 2018 should be based upon corporate performance against the pre-tax income goal to reflect their significant company-wide responsibilities and resulting ability to impact the overall success of the company. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives and overall job performance.
The Compensation Committee determined that 40% of the annual cash incentive payment opportunities for Messrs. Guiot, Keller and Sevenich for fiscal 2018 should be based upon company-wide performance and 40% should be based upon the profitability of their respective business units to reflect their dual roles as leaders of their respective business units and as members of the company’s overall executive management team. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives and overall job performance.
No annual cash incentive payments are made unless the threshold level of 80% of the respective target performance level is achieved. Performance between 80% and 100% of the respective target results in a payout on a sliding scale from 50% of the target level cash incentive payment for exactly achieving 80% of the performance target to 100% of the target level cash incentive payment for exactly achieving the respective target performance level (e.g., achieving 90% of the performance target will lead to a payout of 75% of the target level cash incentive payment). Performance between 100% and 120% of the respective target results in a payout on a sliding scale from 100% of the target level cash incentive payment for exactly meeting the performance target to 200% of the target level cash incentive payment for exceeding the performance target by 20% (e.g., achieving 105% of performance target will lead to a payout of 125% of the target level cash incentive payment). Performance over 120% of the applicable performance target does not result in any additional annual cash incentive payment.
Corporate and Business Unit Financial Measures. The corporate performance portion of the annual cash incentive payment was based on our company-wide results for fiscal 2018 as measured by adjusted income before income taxes, as compared to a targeted level of the same financial measure for that period. For fiscal 2018, adjusted income before income taxes excluded a $39.1 million non-cash goodwill impairment charge recorded in our Health and Nutrition segment. For our Health and Nutrition segment, the business unit performance portion of the annual cash incentive payment was based on EBITDA. For our Water Treatment and Industrial segments, the business unit performance portion of the annual cash incentive payment was based on an operational measure of business unit profitability for fiscal 2018 that measures product sales less the cost of materials including freight in, the freight costs to deliver the product to the customer and the selling costs as compared to a targeted level of such operational profitability for the respective business unit for that period. In each case, the targeted levels of performance were based on the level of anticipated performance that was derived from the company’s annual operating plan. The corporate and business unit financial goals for fiscal 2018 and the actual performance against those goals are summarized in the following table:

Financial Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Performance Achieved
Adjusted Income before Income Taxes (1)	$28,109,375	$35,136,719	$42,164,063	$24,039,960
Health and Nutrition Group Operational Profitability Measure (1)	$11,775,838	$14,719,798	$17,663,758	$10,906,133
Water Treatment Group Operational Profitability Measure	$22,730,116	$28,412,645	$34,095,174	$28,329,418
Industrial Group Operational Profitability Measure	$43,985,418	$54,981,773	$65,978,128	$50,340,968
(1) - Actual Performance Achieved excludes a goodwill impairment charge of $39.1 million recorded in fiscal 2018.
The Compensation Committee set these target performance levels to ensure that a substantial portion of each executive officer’s cash compensation is tied to corporate and business unit performance, as appropriate, and to provide our executives with a performance-based opportunity to achieve market-competitive total compensation. The Compensation Committee determined that income before income taxes was the best measure of overall corporate financial performance and that the operational profitability measures described above were the best measures of business unit financial performance.
Because our adjusted income before income taxes was below the threshold performance level for the 2018 fiscal year, we did not pay our named executive officers any non-equity incentive compensation under the corporate financial measure for fiscal 2018. However, Mr. Keller and Mr. Sevenich each received payments of $41,931 and $33,453, respectively, based on the profitability of their respective business units.
While the Compensation Committee has discretion to adjust the final payouts under the program, it has not typically done so, and did not do so for fiscal 2018.
Individual Objectives and Job Performance. The Compensation Committee established multiple individual objectives for each executive officer for the fiscal year. Because our adjusted income before income taxes was below the threshold performance level for the 2018 fiscal year, we did not pay our named executive officers any non-equity incentive compensation for individual objectives and job performance for fiscal 2018. The individual objectives for our Chief Executive Officer included overseeing strategic direction matters, business expansion matters and operational efficiency initiatives. For our Chief Financial Officer, the individual objectives included business efficiency and support, overseeing significant information technology initiatives and talent management and engagement initiatives. For our General Counsel, the individual objectives included legal support related to business expansion activities and overseeing health, safety, environmental and quality initiatives. For our Vice President - Health and Nutrition Group, the individual objectives included business expansion initiatives. For our Vice President - Water Treatment Group, the individual objectives included business expansion initiatives. For our Vice President - Industrial Group, the individual objectives included business expansion initiatives.
Discretionary Bonus. The Compensation Committee approved the payment of discretionary bonuses to certain executive officers, including the named executive officers (with the exception of Mr. Guiot and Ms. Pepski). Operating results for fiscal 2018 included a number of unusual, one-time expenses, some of which were outside of the control of the executive officers. In addition, the executive officers put forth significant effort and made substantial progress toward a number of long-term strategic goals which the Committee expects will add value to the company in future years. As a result, the Compensation Committee took this into consideration in determining discretionary bonuses to be paid. The bonuses shown for fiscal 2018 in the Summary Compensation Table below reflect the discretionary cash bonuses earned by each of the named executives.
Annual Equity Awards
Our equity incentive compensation program is designed to:

•	align the interests of the participants with those of our shareholders,

•	provide incentives for the retention of executive officers,

•	establish a minimum level of performance for payouts,

•	provide an opportunity for increased payouts for performance in excess of established targets, and

•	provide an equity incentive program comparable to those at competitive companies.
For fiscal 2018, as had been the case in prior years, the equity incentive award program consisted of grants of performance-based restricted stock units that would vest based on company performance during the current fiscal year and would be settled in shares of restricted stock that would vest after two more years of service. The Compensation Committee determined, with the assistance of McLagan, to continue granting performance-based restricted stock units to our executives so that a significant portion of the executive’s compensation would be performance-based.
For fiscal 2018, the target number of shares to be issued to each named executive officer pursuant to his or her performance-based restricted stock unit award was based on a percentage of the executive’s base salary and converted into a target number of shares based on the closing price of a share of our common stock on the date of grant. The resulting awards, made by the Compensation Committee in June 2017, provided that each named executive officer would receive up to a maximum a number of shares of restricted stock based on our performance during the fiscal year against the same pre-tax income target used in the annual non-equity incentive program described above. In accordance with the terms of Mr. Oldenkamp’s employment, the Compensation Committee also granted to him on the same date a special one-time grant of performance-based restricted stock units representing an opportunity to acquire a number of shares of restricted stock equal to $250,000 divided by the same closing price of our common stock on the date of grant.
The actual number of restricted stock units that would vest and be settled on a one-for-one basis in shares of restricted stock was based on a sliding scale for the relevant income above or below the target level, and was subject to minimum threshold and maximum settlement amounts. For fiscal 2018, the target was set at $35,136,719, the same level as our target used for our non-equity incentive plan arrangement described above, while our actual performance was $24,039,960, excluding the $39.1 million goodwill impairment recorded in fiscal 2018. If our actual results were less than 80% of the target in fiscal 2018, then no restricted stock units would vest and be settled in shares of restricted stock. If our actual results were between 80% and 100% of the target in fiscal 2018, then a number of restricted stock units would have vested and been settled in restricted stock based on a sliding scale between 50% and 100% of the target number of restricted stock units. If our actual results were between 100% and 120% of the target in fiscal 2018, then a number of restricted stock units would have vested and been settled in restricted stock based on a sliding scale between 100% and 150% of the target number of restricted stock units. Because our actual results were less than the threshold performance level in fiscal 2018, no shares of restricted stock were issued to our named executive officers for fiscal 2018.
The Compensation Committee established the following performance-based restricted stock unit award amounts for the executive officers for fiscal 2018:

Position	Target % of Base Salary	Minimum	Target	Maximum	Units Vested and Restricted Shares Actually Issued
Chief Executive Officer	100%	4,474	8,947	13,421	—
Chief Financial Officer	65%	2,395	4,789	7,184	—
Chief Financial Officer (a)		2,632	5,263	7,895	—
General Counsel	65%	1,923	3,845	5,768	—
Vice President - Health and Nutrition Group	60%	1,686	3,372	5,058	—
Vice President - Water Treatment Group	60%	1,667	3,334	5,001	—
Vice President - Industrial Group	60%	1,674	3,347	5,021	—

(a)	Included a special one-time grant of performance-based restricted stock units described above.

The Compensation Committee established the targeted performance-based restricted stock unit award for each of the executive officers based on a percentage of each officer’s base salary, divided by the closing stock price on the date of grant. The percentages were based on the Compensation Committee’s assessment of the relative scope of his responsibilities and the resulting ability of the individual to impact the company’s performance, as well as information provided by McLagan.
Subsequent to the end of fiscal 2018, in May 2018, the Compensation Committee awarded 5,263 restricted shares of common stock to Mr. Oldenkamp, representing approximately $165,000 in value based on the closing price of a share of our common stock on the date of grant. The restricted shares are scheduled to vest 100% on April 1, 2020. The award was intended to expedite the alignment of Mr. Oldenkamp’s interests with those of our shareholders in light of the short duration of his tenure and the fact that he had not yet received shares pursuant to existing equity compensation arrangements.
In the event of a “fundamental change” (as defined below) involving the company, each performance-based restricted stock unit award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit award. Any outstanding shares of restricted stock issued in settlement of vested performance-based restricted stock unit awards will also immediately vest under the same circumstances. If a performance-based restricted stock unit award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good reason, then the performance-based restricted stock unit award or any restricted stock issued in settlement of vested performance-based restricted stock unit awards will vest in the same manner. We believe that these triggers in our performance-based restricted stock unit award notices in connection with a fundamental change strike an appropriate balance between company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or diminution of duties as a result of a fundamental change or a change in control. In our 2010 Omnibus Incentive Plan, “fundamental change” generally includes any one of the following, unless otherwise provided in an award agreement:

•	the consummation of a corporate transaction, subject to certain exceptions;

•	any person or group becomes the beneficial owner of more than 50% of the combined voting power of the company, subject to certain exceptions; or

•	continuing directors cease to constitute a majority of the members of our Board of Directors.
“Corporate transaction” means any dissolution or liquidation of the company, sale of substantially all of its assets, merger or consolidation involving the company, or statutory share exchange involving company stock. Similarly, “continuing director” means an individual who is, as of the effective date of the 2010 Omnibus Incentive Plan, a director of the company, or who becomes a director after such effective date and whose initial election, or nomination for election by the company’s shareholders, was approved by at least a majority of the then continuing directors, but excluding anyone whose initial assumption of office occurs as a result of an actual or threatened election contest solicitation of proxies or consents by a person other than our Board of Directors.
Severance Arrangements
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. We believe that the benefits provided by the Executive Severance Plan Severance help attract executive talent and create an environment that provides for adequate business transition and knowledge transfer during times of change.
Contribution to Long-Term Benefit Plan
All of our named executive officers participate in the 401(k) component of our Profit Sharing Plan, which is available to the majority of our other non-bargaining unit employees. Our named executive officers hired on or before April 1, 2012 also participate in our nonqualified deferred compensation plan established during fiscal 2017 covering employees who were hired on or before April 1, 2012 and are classified as “highly compensated employees” as determined by the Internal Revenue Service (“IRS”). Named executive officers hired after April 1, 2012 are not eligible to participate in the nonqualified deferred compensation plan but are instead eligible to participate in the profit sharing and 401(k) components under our Profit Sharing Plan well as our Employee Stock Ownership Plan, or ESOP. Mr. Oldenkamp is the only named executive officer hired after April 1, 2012, but was not eligible to participate in the plans in fiscal 2018 due to the waiting periods under the plans.
Under the plans, our executive officers participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits capped at the federal tax law limit of $270,000 for fiscal 2018. This limit will be adjusted in future years under federal tax law for cost-of-living increases.
The newly-established nonqualified deferred compensation plan is structured to comply with Section 409A. Under the plan, there is no participant deferral of income. All contributions to the plan are made by the company, and are fully vested immediately. Distributions under the plan begin six months after termination of employment, and are made in one lump sum, or in installment payments over three or five years, as chosen by the participant prior to their entry into the plan. Participant accounts are credited with the appropriate gains or losses resulting from the participant-directed investments made under the plan. Participants may change their investment selections on a daily basis. Under the plan, for fiscal 2018 we made contributions to this plan equal to 10% of each participant’s eligible compensation in the plan year, resulting in a contribution of $27,000 on behalf of each eligible named executive officer.
Under the 401(k) component of the Profit Sharing Plan, employee contributions are matched by the company up to a maximum of five percent of the participant’s eligible earnings, subject to IRS limitations. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan. During fiscal 2018, we made contributions of approximately $13,500 on behalf of Messrs. Hawkins, Erstad, Keller, and Sevenich, $15,500 on behalf of Mr. Guoit, and $9,900 on behalf of Ms. Pepski under this plan. No contribution was made on behalf of Mr. Oldenkamp as he was not eligible under this plan in fiscal 2018.
Other Benefits
The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2018, we provided medical and other health and welfare benefits to our executive officers that are generally available to our other employees.
The only perquisite we offer to our executive officers is the personal use of a company car.
Other Agreements and Policies
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code as in effect prior to the enactment of tax reform legislation in December 2017 generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). Performance-based compensation was exempt from this deduction limitation if the company met specified requirements set forth in the Code and applicable Treasury Regulations.
Recent tax reform legislation retained the $1 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. “Covered employees” now also includes any person who served as chief executive officer or chief financial officer at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. Consequently, compensation paid in 2018 and later years to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The performance-based equity awards issued to our executive officers for fiscal 2016 and 2017 were established prior to that date. The Compensation Committee believes that no named executive officer exceeded the $1.0 million Section 162(m) limit during fiscal 2018.
The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted equity awards. Interpretations of and changes to applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. The Compensation Committee considers the anticipated tax treatment to our company when determining executive compensation and seeks to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our shareholders. The Compensation Committee continues to believe that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the company. The Compensation Committee’s ability to continue to provide a competitive compensation package to attract, motivate and retain the company’s most senior executives is considered critical to the company’s success and to advancing the interests of its shareholders.
Section 409A of the Internal Revenue Code also affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements meet the effective requirements of Section 409A as required by law or regulation.
Risks Arising from Compensation Policies and Practices
Our management annually conducts an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management prepared an analysis of our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. In connection with its risk oversight role, our Compensation Committee reviewed management’s analysis and conclusions.
Compensation Committee Report
The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.
James T. Thompson (Chair)        Duane M. Jergenson        Mary J. Schumacher Daryl I. Skaar (1)       Jeffrey L. Wright
Compensation Committee of the Board of Directors
(1) Mr. Skaar is retiring from the Board. His present term as director and membership on the Compensation Committee will expire at the Annual Meeting.
Summary Compensation Table
The following table sets forth compensation information for our last three completed fiscal years relating to the named executive officer identified for fiscal 2018. The values shown under the heading “Stock Awards” represent the grant date fair values of the awards received in each fiscal year despite the fact that no restricted shares were issued under the awards for fiscal 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)(c)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
Patrick H. Hawkins	2018	423,154	150,000	424,983	—	51,066	1,049,203
Chief Executive Officer and President	2017	410,481	—	415,010	304,762	53,661	1,183,914
	2016	386,885	50,000	351,000	229,084	52,281	1,069,250
Jeffrey P. Oldenkamp	2018	294,808	175,000	477,470	—	11,002	958,280
Vice President, Chief Financial Officer and Treasurer	2017	—	—	—	—	—	—
	2016	—	—	—	—	—	—
Richard G. Erstad	2018	279,708	60,000	182,638	—	54,184	576,530
Vice President, General Counsel and Secretary	2017	272,554	—	178,089	107,315	53,501	611,459
	2016	264,442	50,000	159,594	104,123	51,232	629,391
Thomas J. Keller	2018	263,262	41,069	158,365	41,931	50,265	554,892
Vice President – Water Treatment Group	2017	258,192	—	155,979	99,445	49,814	563,430
	2016	248,269	—	149,985	92,160	48,396	538,810
John R. Sevenich	2018	264,262	30,547	158,983	33,453	51,580	538,825
Vice President – Industrial Group	2017	260,277	—	156,582	102,575	50,780	570,214
	2016	256,134	—	154,196	97,783	53,634	561,747
Kathleen P. Pepski (f)	2018	76,350	—	—	—	77,795	154,145
Vice President, Chief Financial Officer and Treasurer	2017	309,831	—	218,388	161,548	53,628	743,395
	2016	297,750	50,000	179,998	117,479	53,081	698,308
Olivier A. Guiot (g)	2018	259,750	—	160,170	—	282,552	702,472
Former Vice President – Health and Nutrition Group	2017	—	—	—	—	—	—
	2016	—	—	—	—	—	—

(a)
With the exception of Mr. Oldenkamp’s bonus, the amounts shown for fiscal 2018 represent discretionary cash bonuses approved by the Compensation Committee. The amount shown for Mr. Oldenkamp represents the amount we agreed to pay to him under the non-equity incentive plan as part of the terms of his hire. All of the amounts reported for fiscal 2018 were paid in fiscal 2019 after we completed our annual audit. The amounts shown for fiscal 2016 represent an additional cash bonus paid to Mr. Hawkins, Ms. Pepski and Mr. Erstad for their efforts in the Stauber acquisition.

(b)
Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 8, Share-

Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2018 for a description of our accounting for these awards and the assumptions used in valuing the awards.

(c)
Each amount shown reflects the grant date fair value of a performance based restricted stock unit award granted during the respective fiscal year, with such value computed based on the estimated probable outcome of the applicable performance conditions as of the grant date. The following table shows the grant date fair values of the performance-based restricted unit awards granted in fiscal 2018 as reported, and what such values would have been assuming the highest level of performance conditions would be achieved:

Name	Amount Reported	Maximum Amount	Amount Vested/Settled
Mr. Hawkins	$424,983	$637,474	$—
Mr. Oldenkamp (i)	$477,470	$716,205	$—
Mr. Erstad	$182,638	$273,956	$—
Mr. Keller	$158,365	$237,548	$—
Mr. Sevenich	$158,983	$238,474	$—
Mr. Guiot	$160,170	$240,255	$—

(i)	Included a special one-time grant of performance-based restricted stock units in connection with commencement of employment as discussed above.

(d)
See the description of target levels corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above. The amounts reported for fiscal 2018 were paid in fiscal 2019 after we completed our annual audit.

(e)	Amounts reported for fiscal 2018 include:

•
Contributions by the company on behalf of each of each of our named executive officers to our nonqualified deferred compensation plan and employer matching contributions to our 401(k) plan, if applicable, as set forth below.

Name	Nonqualified Deferred Compensation Plan	Employer Matching Contribution to 401(k)
Mr. Hawkins	$27,000	$13,615
Mr. Oldenkamp	$—	$—
Mr. Erstad	$27,000	$13,581
Mr. Keller	$27,000	$13,546
Mr. Sevenich	$27,000	$13,546
Ms. Pepski	$27,000	$9,900
Mr. Guiot	$—	$15,552

•
The remaining amount included for each individual, if any, consists of the personal value of a company-provided car (based on the incremental cost to the company, calculated as the personal use portion of the amortized cost of acquiring and operating the car). For income tax purposes, the amount included in the executive officer’s income is based on IRS regulations. This amount is not grossed up for taxes. The amount shown for Mr. Guiot includes $267,000 in severance pay earned under the Executive Severance Plan discussed below as a result of his termination of employment. In addition, the amount included for Ms. Pepski included approximately $33,000 in retirement gifts, which included her corporate auto.

(f)	Ms. Pepski retired from all positions with our company in June 2017.

(g)	Mr. Guiot’s employment with our company terminated in February 2018.

Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to our named executive officers during fiscal 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock Awards ($)(c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick H. Hawkins	6/1/2017	159,375	318,750	637,500
	6/1/2017				4,474	8,947	13,421	424,983
Jeffrey P. Oldenkamp (d)	6/1/2017	n/a	—	350,000
	6/1/2017				2,395	4,789	7,184	227,477
	6/1/2017				2,632	5,263	7,895	249,993
Richard G. Erstad	6/1/2017	56,200	112,400	224,800
	6/1/2017				1,923	3,845	5,768	182,638
Thomas J. Keller	6/1/2017	52,800	105,600	211,200
	6/1/2017				1,667	3,334	5,001	158,365
John R. Sevenich	6/1/2017	53,000	106,000	212,000
	6/1/2017				1,674	3,347	5,021	158,983
Olivier A. Guiot	6/1/2017	53,400	106,800	213,600
	6/1/2017				1,686	3,372	5,058	160,170

(a)
Awards represent potential payments under our annual non-equity incentive arrangement for fiscal 2018. Potential payments are based on specified levels of performance against corporate, business unit and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis.

The actual amounts earned for fiscal 2018 are the sole components of “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. Except in the case of death or retirement, executives must be employed on the date the payments are made (typically in June of each year with respect to the most recently completed fiscal year) to be eligible for a payment. The threshold, target and maximum payments are based on the plan’s requirements, which were 37.5%, 75% and 150% of base salary, respectively, for our CEO, and 20%, 40% and 80% of base salary, respectively, for the other named executive officers except for the CFO. Our CFO’s non-equity incentive plan payment was guaranteed to pay out at 50% of his base salary for fiscal 2018 only, up to a maximum of 100% of base salary.

(b)
Awards represent potential issuances of shares of restricted stock in settlement of performance-based restricted stock unit awards granted for fiscal 2018 under our 2010 Omnibus Incentive Plan. The number of restricted shares to be issued was based on the degree to which we achieved specified levels of income before taxes during fiscal 2018. See “Equity Awards” in the Compensation Discussion and Analysis for the performance goals applicable to the performance-based restricted stock units granted for performance in fiscal 2018. Additional terms of the outstanding performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards table. No restricted stock was issued to our named executive officers under these performance-based restricted stock unit awards, as our company’s actual performance was below the threshold level of performance.

(c)
Grant date fair value for performance-based restricted stock units was determined in accordance with FASB ASC Topic 718. For the performance-based restricted stock units, the actual number of restricted shares that could be earned ranged from 0% to 150% of the target amount. For the performance-based restricted stock units, the amount reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date of the performance-based restricted stock units.

(d)	Mr. Oldenkamp’s equity incentive plan awards included a special one-time grant of performance-based restricted stock units described earlier.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of April 1, 2018. Mr. Guiot and Ms. Pepski did not hold any awards on April 1, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)
Patrick H. Hawkins	17,737	623,456
Jeffrey. P. Oldenkamp	—	—
Richard G. Erstad	7,825	275,049
Thomas J. Keller	7,096	249,424
John R. Sevenich	7,210	253,432

(a)
Consists of shares of restricted stock actually issued in settlement of the performance-based restricted stock unit awards granted for fiscal years 2016 and 2017. The restricted shares vest 100% two years after the last day of the fiscal year for which the restricted stock units were awarded. The shares granted for fiscal 2016 performance vested on April 3, 2018, the restricted shares granted for fiscal 2017 are scheduled to will vest on April 2, 2019. The number of restricted shares vesting on each of those dates for each of the named executive officers is as follows:

	Number of Shares Vesting on:
Name	April 3, 2018	April 2, 2019
Mr. Hawkins	8,359	9,378
Mr. Erstad	3,801	4,024
Mr. Keller	3,572	3,524
Mr. Sevenich	3,672	3,538
Because Mr. Oldenkamp’s employment commenced after the end of fiscal 2017, he did not hold any restricted shares scheduled to vest on the foregoing dates.
The unvested restricted shares will be forfeited in their entirety if the executive officer departs the company before the end of the applicable vesting period. The vesting of the units and restricted shares may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.

(b)	Based on closing price of our common stock of $35.15 per share as reported by Nasdaq on March 29, 2018, the last business day of fiscal 2018.
Stock Vested
No shares of restricted stock vested for any of our named executive officers during fiscal 2018.
Nonqualified Deferred Compensation
The newly-established nonqualified deferred compensation plan is structured to comply with Section 409A. Under the plan, there is no participant deferral of income. All contributions to the plan are made by the company, and are fully vested immediately. Distributions under the plan begin six months after termination of employment, and are made in one lump sum, or in installment payments over three or five years, as chosen by the participant prior to their entry into the plan. Participant accounts are credited with the appropriate gains or losses resulting from the participant-directed investments made under the plan. Participants may change their investment selections on a daily basis. Under the plan, for fiscal 2018 we made contributions to this plan equal to 10% of each participant’s eligible compensation in the plan year, resulting in a contribution of $27,000 on behalf of each eligible named executive officer.

The following table provides information concerning nonqualified deferred compensation for each of our eligible named executive officers earned during fiscal 2018. Contributions to this plan were made after the end of fiscal 2018, and thus the aggregate balance at fiscal 2018 year end shown below does not include fiscal 2018 contributions yet to be made.

Name	Registrant Contributions for Fiscal 2018 (a)	Aggregate Earnings (Loss) in Fiscal 2018 (b)	Aggregate Balance at Fiscal 2018 Year End (c)
Patrick H. Hawkins	$27,000	$1,954	$28,454
Richard G. Erstad	$27,000	$1,760	$28,260
Thomas J. Keller	$27,000	$1,525	$28,025
John R. Sevenich	$27,000	$1,761	$28,261
Kathleen P. Pepski	$27,000	$1,527	$—

(a)
Amounts included as nonqualified deferred compensation are included in “all other compensation” in the Summary Compensation Table above. Ms. Pepski received a contribution to the plan for fiscal 2018 due to eligibility requirements of the plan.

(b)
Amounts deferred are credited with earnings from measuring investments selected by the participant from a collection of unaffiliated mutual funds identified by the company. The nonqualified deferred compensation plan does not credit above market earnings or preferential earnings to amounts deferred. The returns on the mutual funds available to participants during fiscal 2018 ranged from 1.02% to 27.14%, with a median return of 12.03% for fiscal 2018. Participants may change their investment selections on a daily basis.

(c)
Includes $26,500 as reported for each named executive officer reported in the Summary Compensation Table in the prior year. Ms. Pepski’s balance of $28,027, which included investment gains, was paid out in a lump sum subsequent to her retirement.

Potential Payments Upon Termination or Change in Control
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. Executives covered by the plan are eligible to receive specified payments and benefits if their employment is terminated (1) by us without “cause” at any time or (2) by them for “good reason” within a period beginning 30 days before and continuing until two years after a “change in control” as described below. In addition, award agreements for our equity incentive awards provide for accelerated vesting and exercisability of such awards in connection with an individual’s termination of employment due to death or disability, or under certain circumstances in connection with a “fundamental change” (as defined in the “Compensation Discussion and Analysis” above) involving the company, as described below.
Potential Payments under Executive Severance Plan
Under the terms of the Executive Severance Plan, the Compensation Committee is responsible for assigning each executive to one of four tiers, which determines the duration of salary continuation for which an executive may be eligible. Mr. Hawkins has been assigned to Tier 1, Messrs. Oldenkamp, Keller and Sevenich have been assigned to Tier 3 and Mr. Erstad has been assigned to Tier 4. Ms. Pepski was assigned to Tier 3, but was not entitled to severance benefits in connection with her retirement. Mr. Guiot was assigned to Tier 3, and received severance benefits according to the terms and conditions of that tier in connection with his termination of employment. Tiers 1 and 2 provide for a salary continuation period of 18 months in the case of a termination without cause not due to change in control and 24 months in the case of a termination (without cause or for good reason) due to change in control. Tiers 3 and 4 provide for a salary continuation period of 12 months in the case of termination without cause not due to change in control and 18 months in the case of termination (without cause or for good reason) due to change in control.
Under the Executive Severance Plan, “cause” means:

•	the executive’s willful and material failure or refusal during his or her employment to carry out any reasonable directive of the Board of Directors;

•
any willful and material failure by the executive during his or her employment to comply with any material policy, rule or code of conduct generally applicable to our employees or to our management employees, which failure is materially and demonstratively injurious to our financial condition or business reputation;

•	the executive’s embezzlement or misappropriation of our funds or any other willful act or omission by the executive which is materially injurious to our financial condition or business reputation; or

•
the executive’s conviction or confession of an act or acts constituting a felony under the laws of the United States or any state thereof related to our business or which is materially injurious to our financial condition or business reputation.

The payments and benefits that would be paid to an executive under the Executive Severance Plan as a result of a termination of employment without cause not due to a change in control include (1) base salary for the salary continuation period associated with the executive’s tier, (2) COBRA continuation coverage for medical and dental benefits for a maximum of 18 months (with the executive to be charged the active employee rate for coverage), and (3) the reasonable costs of outplacement services for a maximum of one year.
The additional payments and benefits that would be paid to an executive under the Executive Severance Plan as a result of a qualifying termination of employment in connection with a “change in control” (as defined below) include (1) six additional months of salary continuation, (2) a benefit equal to the annual bonus that would have been received (measured at target) if the executive had remained employed and eligible to receive such bonus for the entire salary continuation period, and (3) a benefit equal to the additional benefit, if any, that would have been received under the nonqualified deferred compensation plan if the executive had remained employed and eligible for the plan for the entire salary continuation period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the Profit Sharing Plan.
Under the Executive Severance Plan, “change in control” means:

•
a dissolution, liquidation, sale of substantially all of our assets or a merger or consolidation of us or a statutory share exchange involving our stock unless, immediately following the transaction, all or substantially all of our beneficial owners immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving or acquiring entity (or its parent) resulting from the transaction in substantially the same proportions as their ownership of us immediately prior to the transaction;

•
any person or group, other than (1) one or more of our subsidiaries, or (2) an employee benefit plan (or related trust) sponsored or maintained by us, becomes a beneficial owner of our equity securities representing more than 50% of the combined voting power of our then outstanding voting securities, except that (A) any acquisition of our equity securities directly from us for the purpose of providing financing to us, any formation of a group consisting solely of our beneficial owners as of August 2, 2011, or any repurchase or other acquisition by us of our equity securities that causes any person to become the beneficial owner of more than 50% of our combined voting power, will not be considered a “change in control” unless and until, the person acquires beneficial ownership of additional voting securities of ours after the person initially became the beneficial owner of more than 50% of the combined voting power of our voting securities by one of the means described in this clause (A); and (B) a change in control will occur if a person or group becomes the beneficial owner of more than 50% of our voting securities as the result of a transaction only if the transaction is itself a “change in control” pursuant to the preceding bullet point; or

•
individuals who were “continuing directors” cease for any reason to constitute a majority of the members of our Board of Directors. “Continuing director” means an individual who was a director as of August 2, 2011 or was nominated or elected by at least a majority of the then continuing directors (other than a person whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents on behalf of anyone other than the Board).

An executive must enter into an agreement with the company that contains covenants against competition, disclosure and solicitation, and a release of claims in order to qualify for payments and benefits under the Executive Severance Plan.
Under the Executive Severance Plan, a “termination due to change in control” means a termination for good reason or a termination without cause that happens during the 30-day period preceding or the two-year period beginning on the date of a change in control. A “termination for good reason” means a termination of employment by the executive provided the executive has given us written notice of the existence of a condition constituting a “good reason” within 90 days of its first occurrence and we have failed to remedy the condition within 30 days thereafter and the termination occurs not later than the expiration of the two-year period following the initial existence of the condition constituting “good reason.” “Good reason” means any of the following conditions arising without the consent of the executive:

•	a material decrease in the executive’s base compensation;

•	a material diminution in the executive’s authority, duties, or responsibilities;

•	relocation of the executive’s principal office more than 50 miles from its current location; or

•	any other action or inaction that constitutes a material breach by us of any terms or conditions of any agreement between us and the executive, which breach has not been caused by the executive.
Mr. Guiot’s termination of employment was considered a “termination other than for cause” and thus he was eligible to receive payment under the Executive Severance Plan. Mr. Guiot will receive his base pay of $267,000 paid over 12 months.

Potential Accelerated Vesting of Equity Awards
Termination Following a Fundamental Change. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares following a “fundamental change” involving the company if (i) the awards will not be continued, assumed or replaced in connection with the fundamental change, or (ii) if the awards are continued, assumed or replaced, the executive is involuntarily terminated without cause or resigns for good reason during the applicable performance period or prior to the final vesting of the restricted shares. Under either of these circumstances, a performance-based restricted stock unit award will vest immediately at 100% of its target payout, and any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. For these purposes, “cause” for termination generally involves the commission of a felony or conviction for a criminal misdemeanor, gross misconduct or fraud that is likely to cause material harm to the company, a material violation of company policies or its code of conduct, or a willful or material breach of any agreement with the company. “Good reason” for resignation generally involves a decrease in base salary, a material diminution in authority, responsibilities or duties, a relocation of one’s principal work location by more than 50 miles, or a material breach by the company of an agreement with the affected executive.
In addition, in connection with a fundamental change involving the company, the Compensation Committee may generally (1) accelerate the vesting of outstanding unvested stock options, (2) make appropriate provision to protect any stock option in a manner that equitably preserves the compensation element of the stock option at the time of the fundamental change, or (3) cancel the stock option in exchange for payment of cash equal to the amount, if any, by which the then current “fair market value” of the shares subject to the option exceeds the aggregate exercise price of the shares covered by the stock option. “Fair market value” per share means the cash plus the fair market value, as determined in good faith by the Compensation Committee, of the non-cash consideration to be received per share by the shareholders of the company upon the occurrence of the fundamental change.
Termination of Employment Due to Death or Disability. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares upon termination of employment due to death or disability. In the event that the executive officer’s employment with the company ceases due to death or disability during a performance period, then any performance-based restricted stock unit award will vest immediately at 100% of its target payout. Any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. The company will issue one unrestricted share in exchange for each vested unit.
The following table presents the amounts that would have been received by each named executive officer under the Executive Severance Plan if a termination of the officer’s employment had taken place on the last business day of our most recently completed fiscal year under the following circumstances: termination without cause not in connection with a change in control, death or disability, or termination without cause or for good reason in connection with a change in control. Amounts shown for Mr. Guiot reflect only the actual amounts he was entitled to receive in connection with his termination of employment in February 2018. As a result, the death, disability and change in control scenarios no longer apply to him. Ms. Pepski is omitted from this table because she was not entitled to any additional payments in connection with her retirement in June 2017, though she did receive approximately $33,000 in retirement gifts, which included her corporate auto.

Compensation Element	Termination Without Cause not in connection with a Change in Control ($)	Death or Disability ($)	Termination Without Cause or for Good Reason in connection with a Change in Control ($)
Salary Continuation Amount (a)
Patrick H. Hawkins	637,500	—	850,000
Jeffrey P. Oldenkamp	350,000	—	525,000
Richard G. Erstad	281,000	—	421,500
Olivier A. Guiot	267,000	—	—
Thomas J. Keller	264,000	—	396,000
John R. Sevenich	265,000	—	397,500

Medical and Dental Coverage (b)
Patrick H. Hawkins	21,405	—	21,405
Jeffrey P. Oldenkamp	14,270	—	21,405
Richard G. Erstad	14,270	—	21,405
Olivier A. Guiot	—	—	—
Thomas J. Keller	10,322	—	15,483
John R. Sevenich	10,306	—	15,459

Outplacement Costs (c)
Patrick H. Hawkins	12,500	—	12,500
Jeffrey P. Oldenkamp	12,500	—	12,500
Richard G. Erstad	12,500	—	12,500
Olivier A. Guiot	—	—	—
Thomas J. Keller	12,500	—	12,500
John R. Sevenich	12,500	—	12,500

Target Bonus Amount (d)
Patrick H. Hawkins	—	—	637,500
Jeffrey P. Oldenkamp	—	—	262,500
Richard G. Erstad	—	—	168,600
Olivier A. Guiot	—	—	—
Thomas J. Keller	—	—	158,400
John R. Sevenich	—	—	159,000

Profit Sharing / 401(k) Contribution (e)
Patrick H. Hawkins	—	—	81,000
Jeffrey P. Oldenkamp	—	—	40,500
Richard G. Erstad	—	—	60,750
Olivier A. Guiot	—	—	—
Thomas J. Keller	—	—	60,750
John R. Sevenich	—	—	60,750

Acceleration of Equity Awards (f)
Patrick H. Hawkins	—	644,124	644,124
Jeffrey P. Oldenkamp	—	353,328	353,328
Richard G. Erstad	—	276,595	276,595
Olivier A. Guiot	—	—	—
Thomas J. Keller	—	241,059	241,059
John R. Sevenich	—	242,008	242,008

Total
Patrick H. Hawkins	671,405	644,124	2,246,529
Jeffrey P. Oldenkamp	376,770	353,328	1,215,233
Richard G. Erstad	307,770	276,595	961,350
Olivier A. Guiot	267,000	—	—
Thomas J. Keller	286,822	241,059	884,192
John R. Sevenich	287,806	242,008	887,217

(a)	Amounts determined by multiplying the executive’s base salary times the number of months in the applicable salary continuation period.

(b)
Amounts determined by multiplying the difference between the full cost of the insurance to the company and the amounts to be paid by the executive times the number of months in the applicable salary continuation period or 18 months, whichever is less.

(c)	Constitutes the estimated cost to the company of 12 months of outplacement services.

(d)	Amounts determined by multiplying one-twelfth of the executive’s target annual bonus times the number of months in the applicable salary continuation period.

(e)
Amounts equal the amounts the executive would have received under the company’s profit sharing plan or nonqualified deferred compensation plan, depending upon participant eligibility, if the executive had remained employed by the company for the entire applicable salary continuation period and had been entitled to employer contributions under the applicable plan for that period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the profit sharing plan.

(f)
Represents both outstanding Performance-Based Restricted Stock Units and Restricted Stock issued upon settlement of the same. Amounts determined by multiplying the number of shares for which vesting is accelerated by closing price of our common stock of $35.15 per share as reported by Nasdaq on March 29, 2018, the last business day of fiscal 2018.

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Patrick H. Hawkins, our Chief Executive Officer (our “CEO”). For 2018, our last completed fiscal year:
•the median of the annual total compensation of all employees of our company (other than our CEO) was $82,023; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $1,049,203.
Based on this information for 2018, we reasonably estimate that the ratio of our CEO's annual total compensation to the annual total compensation of our median employee was approximately 13:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify the median employees and determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.

•
We determined that, as of January 15, 2018, our employee population consisted of 655 individuals (including full-time and part-time employees, other than the CEO) working at Hawkins together with our consolidated subsidiaries.

•
We annualized the compensation of all employees included in the sample who were hired in 2017, but did not work for us or our consolidated subsidiaries for the entire twelve-month period described below.

•	We identified our median employee based on the total Medicare Wages reported on form W-2 paid during the twelve-month period ended December 31, 2017.
Once we identified our median employee, we then determined that employee's total compensation, including any cash paid as reflected in our payroll records and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The total compensation amount for our median employee for 2018 was determined to be $82,023. This total compensation amount was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table of $1,049,203. The elements included in the CEO's total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
Director Compensation for Fiscal 2018
During fiscal 2018, each non-employee director earned an annual retainer of $40,000. Supplemental annual retainers were earned by our Chairman of the Board ($70,000), the chairs of our Audit and Compensation committees ($7,500 each) and the chair of our Governance and Nominating Committee ($5,000). Additionally, our non-employee directors received a meeting fee of $2,000 for each Board and committee meeting attended.
The Compensation Committee oversees our non-employee director compensation program, under which each non-employee director is entitled to receive a grant of restricted shares with a value of $50,000 on the date of our annual meeting of shareholders at which the director is elected or reelected to the Board of Directors by our shareholders. The restricted stock vests one year from the date of issuance, subject to acceleration in the event of the director’s death or disability. For service during fiscal 2018, each non-employee director was granted 1,212 shares of restricted shares on August 9, 2017, and these shares will vest in their entirety one year from their date of issuance.

The following table shows, for each of our current and former non-employee directors, information concerning annual compensation earned for services in all capacities during fiscal 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)	Total ($)
James A. Faulconbridge	71,000	49,995	—	120,995
Duane M. Jergenson	62,000	49,995	—	111,995
John S. McKeon	146,000	49,995	—	195,995
Mary J. Schumacher	70,000	49,995	—	119,995
Daryl I. Skaar	70,000	49,995	—	119,995
James T. Thompson	73,500	49,995	—	123,495
Jeffrey L. Wright	83,500	49,995	—	133,495

(a)
On August 9, 2017, each non-employee Board member received 1,212 shares of restricted stock as part of his or her retainer pursuant to the 2010 Plan. The amounts shown in this column represent the grant-date fair value of each of the awards computed in accordance with FASB ASC Topic 718. See Note 8, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2018 for a description of our accounting for these awards and the assumptions used in valuing the awards. All of these shares vest in full on August 9, 2018, are eligible to receive dividends paid on our common stock and were the only shares of restricted stock held by each director at the end of our most recently completed fiscal year.

Compensation Committee Interlocks and Insider Participation
All decisions regarding compensation of our executive officers during fiscal 2018 were made by the Compensation Committee of our Board of Directors. During fiscal 2018, the following directors served on the Compensation Committee: Duane M. Jergenson, James T. Thompson, Daryl I. Skaar and Jeffrey L. Wright. None of our executive officers participates in any Board or committee vote setting his or her annual salary or non-equity cash incentive payments. None of the members of the Compensation Committee is a current or former officer or employee of our company, and there were no interlocking relationships, as defined by the SEC, involving our executive officers, our directors, and other entities with which our directors or executive officers are associated.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about shares that may be issued under the Hawkins, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”) as of April 1, 2018. We do not have any other equity compensation plans required to be included in this table.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(a)	—	—	850,569	(b)

(a)
The 2010 Plan allows awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance-based restricted stock units or other stock-based awards.

(b)
Includes securities available for future issuance under the 2010 Plan. There is no limit on the portion of the shares of common stock available for distribution under this plan that may be awarded in the form of restricted or unrestricted stock. Also includes 72,447 shares available for issuance under the Employee Stock Purchase Plan. Does not include shares of restricted stock that were issuable under the outstanding restricted stock unit awards as of April 1, 2018, none of which vested.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP
The following table contains information as of June 8, 2018 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our principal executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares
James A. Faulconbridge	12,462	(b)	*
Patrick H. Hawkins	98,632	(c)(d)	*
Duane M. Jergenson	32,483	(e)	*
John S. McKeon	43,769	(e)	*
Mary J. Schumacher	6,616	(e)	*
Daryl I. Skaar	14,263	(e)	*
Daniel J. Stauber	4,952	(d)(f)	*
James T. Thompson	12,356	(e)	*
Jeffrey L. Wright	14,356	(e)	*
Richard G. Erstad	9,700	(d)(g)	*
Olivier A. Guiot	382	(h)
Thomas J. Keller	54,582	(d)(i)	*
Jeffrey P. Oldenkamp	6,763	(d)(j)	*
Kathleen P. Pepski	17,253	(k)
John R. Sevenich	34,704	(d)(l)	*
All current executive officers and directors as a group (15 persons)	398,710	(d)(m)	3.8%

BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	1,285,418	(n)	12.1%
Hawkins, Inc. Employee Stock Ownership Plan and Trust	724,027	(o)	6.8%
T. Rowe Price Associates, Inc.
100 E. Pratt Street, Baltimore, MD 21202	663,528	(p)	6.2%
The Vanguard Group
100 Vanguard Blvd, Malvern, PA 19355	647,249	(q)	6.2%
Victory Capital Management, Inc.
4900 Tiedeman Road, Brooklyn, OH 44144	586,734	(r)	5.5%

*    Less than one percent.

(a)	Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.

(b)
Includes 11,250 shares that Mr. Faulconbridge holds jointly with his wife as to which he shares voting and investment power and 1,212 shares of restricted stock, which shares vest and the related restrictions expire on August 9, 2018.

(c)
Includes 13,036 shares representing the beneficial interest of Mr. Hawkins as of June 1, 2018 in the Hawkins, Inc. Employee Stock Ownership Plan and Trust and Hawkins, Inc. Employee Stock Ownership Plan for Certain Collectively Bargained Employees and Trusts (together, the “ESOP”), and 9,378 shares of restricted stock, which shares vest and the related restrictions expire on April 2, 2019.

(d)	Excludes outstanding Performance-Based Restricted Stock Unit Awards.

(e)	Includes 1,212 shares of restricted stock, which shares vest and the related restrictions expire on August 9, 2018.

(f)
Includes 1,081 shares of restricted stock, which shares vest and the related restrictions expire on April 2, 2019. Also includes 2,555 shares of restricted stock issued subsequent to the end of fiscal 2018, which shares vest and the related restrictions expire on March 31, 2019.

(g)
Includes 1,224 shares representing the beneficial interest of Mr. Erstad as of June 1, 2018 in the ESOP and 4,024 shares of restricted stock, which shares vest and the related restrictions expire on April 2, 2019.

(h)	Mr. Guiot’s employment with our company terminated in February 2018.

(i)
Includes 12,858 shares that Mr. Keller holds jointly with his wife as to which he shares voting and investment power, 36,108 shares representing the beneficial interest of Mr. Keller as of June 1, 2018 in the ESOP, and 3,524 shares of restricted stock, which shares vest and the related restrictions expire on April 2, 2019.

(j)	Includes 5,263 shares of restricted stock issued subsequent to the end of fiscal 2018, which shares vest and the related restrictions expire on April 1, 2020.

(k)	Ms. Pepski retired from all positions with our company in June 2017.

(l)
Includes 21,084 shares representing the beneficial interest of Mr. Sevenich as of June 1, 2018 in the ESOP and 3,538 shares of restricted stock, which shares vest and the related restrictions expire on April 2, 2019.

(m)	Includes 106,631 shares representing the beneficial interest of the officers as of June 1, 2018 in the ESOP.

(n)
Based on Schedule 13G filed with the SEC by BlackRock, Inc. on January 19, 2018, reflecting securities beneficially owned as of December 31, 2017. BlackRock, Inc. reported sole voting power with respect to 1,264,754 shares and sole dispositive power with respect to all of the shares.

(o)
Represents shares held in the ESOP. BMO Harris Bank, N.A. is the trustee for the ESOP. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for shares reported. The Trustee also has limited dispositive power with respect to all such shares, reflecting a requirement that the assets of the ESOP must primarily consist of shares of our common stock. The trustee disclaims beneficial ownership of the shares attributed to it in its capacity as trustee of the ESOP.

(p)
Based on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. on February 14, 2018, reflecting securities beneficially owned as of December 31, 2017. T. Rowe Price Associates, Inc. reported sole voting power with respect to 175,097 shares and sole dispositive power with respect to all of the shares. T. Rowe Price Small-Cap Value Fund, Inc. also reported possessing sole voting power with respect to all of the shares.

(q)
Based on Schedule 13G filed with the SEC by The Vanguard Group on February 8, 2018, reflecting securities beneficially owned as of December 31, 2017. The Vanguard Group reported sole voting power with respect to 12,382 shares and sole dispositive power with respect to all of the shares.

(r)
Based on a Schedule 13G filed with the SEC by Victory Capital Management Inc. on February 8, 2018, reflecting securities beneficially owned as of December 31, 2017. The clients of Victory Capital Management Inc., including investment companies registered under the Investment Company Act of 1940 and separately managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such class except the Victory Sycamore Small Company Opportunity Fund an investment company registered under the Investment Company Act of 1940, which was reported to have an interest of 5.01% of the class. Victory Capital Management Inc. reported sole voting power with respect to 572,334 shares and sole dispositive power with respect to all of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied other than a Form 3 for Mr. Oldenkamp reporting that he held no company securities at the time he first became a reporting person with respect to our company, which was inadvertently filed after the applicable deadline.
RELATED PARTY TRANSACTIONS
We employ the following relatives of Patrick H. Hawkins, our Chief Executive Officer: Angela Wagamon (sister) and Katherine Hawkins (daughter); and the following relatives of Theresa R. Moran, our Vice President - Purchasing, Logistics and Sales Support: Michael Clemens and John Clemens (brothers). Including retirement plan contributions and bonuses, each such employee, other than Katherine Hawkins and Michael Clemens Jr., earned in excess of $120,000 in fiscal 2018.
Stauber leases its corporate office building and warehouse in Fullerton, California from an entity that is partially owned by Dan Stauber, Vice President of our Health and Nutrition Group and one of our Board members. The amount of rent expense paid in fiscal 2018 totaled $472,000, of which approximately $56,000 was attributable to Mr. Stauber. In addition, Mr. Stauber has a minority ownership interest in Laird Superfoods, a customer of Stauber. Our sales to Laird Superfoods in fiscal 2018 totaled approximately $1.3 million. These transactions were reviewed and ratified by the Audit Committee.

The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.
PROPOSAL TWO — APPROVAL OF AN AMMENDMENT TO THE HAWKINS, INC. EMPLOYEE STOCK PURCHASE PLAN
On May 31, 2018, our Board of Directors adopted, subject to shareholder approval, an amendment (the “Amendment”) to the Hawkins, Inc. Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of our common stock available for purchase under the ESPP by 250,000 shares. The Amendment is effective as of the date of shareholder approval.
There were 300,000 shares of our common stock initially available for purchase under the ESPP. As of June 1, 2018, 72,447 shares of our common stock remained available for purchase under the ESPP. Our Board of Directors believes that an increase in the shares available for purchase under the ESPP from 300,000 to 550,000 shares is necessary and advisable. The ESPP offers eligible employees the opportunity to acquire a stock ownership interest in the company through periodic payroll deductions that are applied toward the purchase of shares of our common stock at a discount from the then-current market price. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Shareholder approval of the Amendment is being sought in order to authorize the replenishment of the ESPP’s share reserve and to maintain the qualified status of the ESPP under Section 423 of the Code.
The full text of the ESPP, as proposed to be amended by the Amendment, is contained in Appendix A to this proxy statement. The significant features of the ESPP are summarized below.
Administration
The ESPP is administered by the Compensation Committee. The Compensation Committee has full authority to adopt rules and procedures to administer the ESPP, to interpret the provisions of the ESPP, to determine the terms and conditions of offerings under the ESPP, and to designate which of our subsidiaries may participate in the ESPP. All costs and expenses incurred for ESPP administration are paid by the company.
Securities Subject to the ESPP
The maximum number of shares of our common stock that will be authorized for purchase under the ESPP after the Amendment is effective is 550,000. The shares are to be made available from authorized but unissued shares of our common stock. Any shares issued under the ESPP will reduce, on a one-for-one basis, the number of shares available for subsequent issuance under the ESPP. In the event of any change to our outstanding common stock, such as a recapitalization, stock split or similar event, appropriate adjustments will be made to the number and class of shares available under the ESPP and to the number, class and purchase price of shares subject to each outstanding purchase right.
Eligibility and Participation
Any individual employed by the company or any participating subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the ESPP) who has completed at least 90 days of employment by the company or a designated affiliate and who is customarily expected to work at least five months in any calendar year is eligible to participate in the ESPP. As of June 1, 2018, approximately 627 employees, including our five current named executive officers, were eligible to participate in the ESPP. Eligible employees may enroll in the ESPP and begin participating at the start of any purchase period.
Purchase Periods and Purchase Dates
Shares of common stock are offered under the ESPP through a series of successive six-month purchase periods that commence on the first day of January and July each year. Purchases under the ESPP occur on the last trading day of June and December each year.
Purchase Price
The purchase price of our common stock acquired on each purchase date will be no less than 85% of the lower of (i) the closing market price per share of our common stock on the first day of the applicable purchase period or (ii) the closing market price per share of our common stock on the purchase date at the end of the applicable six-month purchase period.
The closing market price of our common stock on any relevant date under the ESPP will be deemed to be equal to the closing selling price per share on such date on the Nasdaq Global Select Market. The closing sale price of our common stock on the Nasdaq Global Select Market on June 1, 2018 was $31.10 per share.

Payroll Deductions and Stock Purchases
Each participant may elect to have an amount of eligible compensation of at least $10 and not more than $1,000 withheld as a payroll deduction per pay period (up to a maximum of 500 shares each purchase period). The accumulated deductions will automatically be applied on each purchase date to the purchase of shares of our common stock at the purchase price in effect for that purchase date. For purposes of the ESPP, eligible compensation generally includes base salary, bonuses, commissions and overtime pay, and excludes allowances and income with respect to equity-based awards.
Special Limitations
The ESPP imposes certain limitations upon a participant’s right to acquire our common stock, including the following:

•
Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiaries.

•
A participant may not be granted rights to purchase more than $25,000 worth of our common stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding.

•	No participant may purchase more than 500 shares of our common stock on any one purchase date.
Termination or Modification of Purchase Rights
A participant may withdraw from the ESPP at any time, and his or her accumulated payroll deductions will be promptly refunded. A participant may only increase or decrease the amount of his or her payroll deductions as of the first payroll period in any purchase period. A participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of common stock.
Shareholder Rights
No participant will have any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf through the ESPP.
Transferability
No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.
Corporate Transactions
If the company is acquired by merger or through the sale of all or substantially all its assets, the Board of Directors may provide that (i) each right to acquire shares on any purchase date scheduled to occur after the date of the consummation of the acquisition transaction shall be continued or assumed or an equivalent right shall be substituted by the surviving or successor corporation or its parent or subsidiary, (ii) the ESPP shall be terminated, or (iii) the purchase period then in progress shall be shortened by setting a new purchase date.
Share Proration
Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular purchase date exceed the number of shares remaining available for issuance under the ESPP at that time, then the Compensation Committee will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant not used to purchase shares will be refunded.
Amendment and Termination
The ESPP may be terminated at any time by the Board of Directors, and will terminate upon the date on which all shares remaining available for issuance under the ESPP are sold pursuant to exercised purchase rights.
The Board of Directors may at any time amend or suspend the ESPP. However, the Board of Directors may not, without shareholder approval, amend the ESPP to (i) increase the number of shares issuable under the ESPP or (ii) effect any other change in the ESPP that would require shareholder approval under applicable law or to maintain compliance with Section 423 of the Code.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to the company and to participants subject to U.S. taxation with respect to participation in the ESPP. This summary assumes the ESPP qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code, is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Under a qualified Code Section 423 arrangement, no taxable income will be recognized by a participant, and no deductions will be allowed to the company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.
If a participant sells or otherwise disposes of the purchased shares within two years after the first day of the purchase period in which such shares were acquired, or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing market price of the shares on the purchase date exceeded the purchase price paid for those shares, and the company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.
If a participant sells or otherwise disposes of the purchased shares more than two years after the first day of the purchase period in which the shares were acquired and more than one year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the selling price of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the closing market price of the shares on the first day of the purchase period in which the shares were acquired. Any additional gain upon the disposition will be taxed as a long-term capital gain. The company will not be entitled to an income tax deduction with respect to such disposition.
If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the closing market price of the shares on the date of death exceeds the purchase price or (ii) 15% of the closing market price of the shares on the first day of the purchase period in which those shares were acquired.
Plan Benefits
The benefits to be received by our executive officers and employees as a result of the ESPP are not determinable because the amounts of future purchases by participants are based on elective participant contributions.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares of our common stock of the entitled to vote on this item and present at the Annual Meeting is required for approval of this proposal. Proxies solicited by our Board of Directors will be voted for approval of this proposal, unless otherwise specified. If shareholder approval is not obtained, then the ESPP will remain in effect under its current terms until the date our Board of Directors terminates the ESPP.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TWO.
PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the company is seeking a non-binding advisory vote from its shareholders to approve the compensation of our executive officers as described in this proxy statement under “Executive Compensation” and “Compensation Discussion and Analysis.”
This proposal gives our shareholders the opportunity to express their views on our executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions. In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at our August 2017 annual meeting of shareholders, the Board of Directors has determined that we will continue to conduct an executive compensation advisory vote on an annual basis. Accordingly, the next say-on-pay vote will occur in 2019 in connection with our 2019 annual meeting of shareholders.
Our executive compensation program has been designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on company, business unit and individual performance and the alignment of the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the company. Our executive compensation program currently includes a mix of compensation elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. To incent appropriate performance, our performance-based variable compensation consists of a short-term variable pay component that rewards executives for both current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business results with the interests of our shareholders.

At our August 2017 annual meeting of shareholders, 96.7% of the votes cast “for” or “against” the corresponding proposal were cast in support of our executive compensation program. The Compensation Committee and the other members of our Board believe that this vote reflected our shareholders’ strong support of the compensation decisions made by the Committee for our named executive officers for 2017. Based on these results, the Committee concluded that our executive compensation program achieved the goals of our compensation philosophy and, therefore, reaffirmed elements of our executive compensation for 2018.
We are presenting this proposal, which gives you as a shareholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:
RESOLVED, that the shareholders approve the compensation of the company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.
THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL THREE.
OTHER MATTERS
Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our company.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP, an independent registered public accounting firm, was retained by the Audit Committee for fiscal 2018 and has been retained by the Audit Committee as our auditor for fiscal 2019.
Representatives of KPMG LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.
PROPOSALS BY SHAREHOLDERS
In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of shareholders, the written proposal must be received by us at our principal executive offices no later than March 1, 2019. Any such proposals also must comply with all applicable requirements of Minnesota law and the rules and regulations of the SEC regarding shareholder proposals. In order for any other shareholder proposal to be properly brought before next year’s annual meeting of shareholders, we must receive a written notice at our principal executive offices no later than May 4, 2019, in conformance with our By-Laws. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article II of our By-Laws, as described under the Nominating Process section above. A copy of our By-Laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our principal executive offices.
FORM 10-K
Our Annual Report on Form 10-K for fiscal 2018, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2018 may do so without charge by writing to: Hawkins, Inc., 2381 Rosegate, Roseville, Minnesota 55113, Attention: Secretary. Our Annual Report on Form 10-K, as well as other company reports, are also available on the SEC’s website (www.sec.gov).
HOUSEHOLDING
We have adopted a procedure approved by the SEC called “householding,” by which certain shareholders who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.
If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the notice of internet availability or proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

APPENDIX A

FIRST AMENDMENT TO THE
HAWKINS, INC. EMPLOYEE STOCK PURCHASE PLAN

This First Amendment to the Hawkins, Inc. Employee Stock Purchase Plan (this “First Amendment”), dated as of May 31, 2018, is made and adopted by Hawkins, Inc. (the “Company”), subject to approval by the shareholders of the Company. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains the Hawkins, Inc. Employee Stock Purchase Plan (the “Plan”);

WHEREAS, the Company desires to amend the Plan as set forth herein; and

WHEREAS, pursuant to Section 16 of the Plan, the Plan may be amended at any time with the approval of the Board of Directors of the Company, provided that approval by the shareholders of the Company is required for any amendment to the Plan that increases the number of shares available under the Plan.

NOW, THEREFORE, BE IT RESOLVED, that, subject to approval by the shareholders of the Company, the Plan shall be amended as follows:

1.	Section 3 of the Plan is hereby amended and restated in its entirety as follows:

“Shares Available. Shares may be sold by the Company to Eligible Employees at any time after this Plan has been approved by the shareholders of the Company, but not more than 550,000 Shares (subject to adjustment as provided in Section 14.1) may be sold to Eligible Employees pursuant to this Plan. If the purchases by all Participants in an Offering would otherwise cause the aggregate number of Shares to be sold under the Plan to exceed the number specified in this Section 3.1, each Participant in that Offering shall be allocated a ratable portion of the remaining number of Shares which may be sold under the Plan.”

2.	This First Amendment shall be effective as of the date of approval by the shareholders of the Company.

3.	Upon the approval by the shareholders of the Company, this First Amendment shall be incorporated in and form a part of the Plan.

4.	Except as set forth herein, the Plan shall remain in full force and effect.

HAWKINS, INC.
2381 ROSEGATE
ROSEVILLE, MN 55113
ATTN: RICHARD ERSTAD

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HWKN**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E49416-P11320

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

HAWKINS, INC.

The Board of Directors recommends you vote FOR all of the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John S. McKeon
02) Patrick H. Hawkins
03) James A. Faulconbridge
04) Duane M. Jergenson
05) Mary J. Schumacher
06) Daniel J. Stauber
07) James T. Thompson
08) Jeffrey L. Wright

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve an amendment to the Hawkins, Inc. Employee Stock Purchase Plan.	☐	☐	☐
3. Non-binding advisory vote to approve executive compensation ("say-on-pay").	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at https://materials.proxyvote.com/420261

E49417-P11320

HAWKINS, INC.
Annual Meeting of Shareholders
2381 Rosegate, Roseville, MN 55113

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON AUGUST 2, 2018. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. By signing the proxy, you revoke all prior proxies and appoint Patrick H. Hawkins, Jeffrey P. Oldenkamp and Richard G. Erstad, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

See Reverse for Voting Instructions.